Exhibit 10.2

AMENDED AND RESTATED SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (the “Agreement”) is made and entered into effective as of February 3, 2014, between TREDEGAR CORPORATION, a Virginia corporation (the “Company”) and MARY JANE HELLYAR (the “Executive”).  The Agreement amends and restates the September 24, 2012, Change in Control Severance Agreement between the Company and the Executive.  Certain capitalized terms used in this Agreement are defined in Section 4.

WHEREAS, the Company acknowledges that the Executive has made, and is expected to make, significant contributions to the growth and success of the Company and its Affiliates; and

WHEREAS, the Company recognizes that the possibility of a Change in Control may contribute to uncertainty on the part of the Executive with respect to the Executive’s continued employment and may result in the distraction of the Executive from the Executive’s operating responsibilities to the Company and its Affiliates; and

WHEREAS, the Company wishes to provide the Executive assurances regarding the benefits that will be payable to the Executive in the event the Executive’s employment with the Company and its Affiliates is terminated without Cause or on account of the Executive’s resignation with Good Reason, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, the Company is willing to provide such assurances only in accordance with the terms and conditions of this Agreement and most especially in exchange for the Executive’s covenants and promises set forth in Section 3 of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement and the compensation and benefits the Company agrees herein to pay the Executive and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1            Term of Agreement.  The Effective Date of this Agreement is February 3, 2014.  The Term of this Agreement begins on the Effective Date and ends on February 2, 2016, provided that, on February 3, 2016, and each annual anniversary thereafter (a “Renewal Date”), the Agreement shall be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the Term of the Agreement at least ninety (90) days prior to the applicable Renewal Date.  Notwithstanding the preceding sentence, if a Control Change Date occurs during the Term of this Agreement, the Agreement shall be extended until the day before the second anniversary of the Control Change Date.

2.         Severance Benefits.

2.01.    Eligibility for Benefits.  The Executive shall be entitled to receive the benefits described in this Section 2 (the “Severance Benefits”) if during the Term of this Agreement (i) the Company terminates the Executive’s employment with the Company and its Affiliates without Cause, or (ii) the Executive resigns from the employment of the Company and its Affiliates and the Executive has Good Reason to resign.

2.02.    Severance Pay.  If the requirements of Section 2.01 are satisfied, the Company shall pay the Executive the amount described in the following paragraph (a) or (b), as applicable (the “Severance Pay”).

(a)            The amount of Severance Pay shall be determined under this paragraph (a) if the Executive’s employment with the Company and its Affiliates ends in accordance with Section 2.01 during the ninety day period preceding a Control Change Date or after a Change in Control and before the second anniversary of the Control Change Date.  In that event, the amount of Severance Pay that the Company shall pay the Executive is equal to (i) two times the sum of (A) the Executive’s Base Salary plus (B) the Executive’s Target Bonus, (ii) accrued and unused vacation, and (iii) to the extent the Executive would be entitled to a bonus for the prior year but such bonus has not been paid because the Executive’s termination of employment occurs prior to the bonus payment date, the amount of such unpaid bonus.  (For example, if the bonus for the prior year is payable on March 1st and the Executive is terminated as of February 1st, then clause (iii) would apply.)

(b)            The amount of Severance Pay shall be determined under this paragraph (b) if the Executive’s employment with the Company and its Affiliates ends in accordance with Section 2.01 and the preceding paragraph (a) does not apply.  In that event, the amount of Severance Pay that the Company shall pay the Executive is equal to the sum of (i) one and a half times the Executive’s Base Salary, plus (ii) a pro rata amount of the Executive’s Target Bonus, plus (iii) accrued and unused vacation, plus (iv) to the extent the Executive would be entitled to a bonus for the prior year but such bonus has not been paid because the Executive’s termination of employment occurs prior to the bonus payment date, the amount of such unpaid bonus.  (For example, if the bonus for the prior year is payable on March 1st and the Executive is terminated as of February 1st, then clause (iv) would apply.)  The pro rata amount of the Executive’s Target Bonus shall be determined by multiplying the Executive’s Target Bonus by a fraction.  The numerator of the fraction shall be the number of days that the Executive was employed by the Company during the calendar year that includes the date of the Executive’s termination and the denominator of the fraction shall be 365.

The Severance Pay shall be paid in a single cash payment, less deductions for applicable income and employment taxes.  Subject to Section 6, the Severance Pay shall be paid within five business days after the later of (i) the date the Executive’s employment with the Company and its Affiliates terminates (the “Termination Date”) and (ii) the date that the release required under Section 2.06 becomes binding and irrevocable.  Notwithstanding the foregoing, if the sixty (60) day period set forth in Section 2.06 spans two calendar years, payment will be made within five (5) business days after the later of (A) the date set forth in item (i) or (ii) of the preceding sentence, as applicable, or (B) the first day of the second such calendar year.

2.03.         Long-Term Incentives.  If the requirements of Section 2.01 are satisfied or if a Change in Control occurs, outstanding equity or equity-based awards granted to the Executive under the Company’s 2004 Equity Incentive Plan (or a successor plan) (the “Equity Plan”) shall be earned, become vested or become exercisable as described in the following paragraphs (a) or (b), as applicable.

(a)                 If the requirements of Section 2.01 are satisfied prior to a Change in Control,

(i)            In the case of awards that are earned, become vested or become exercisable solely on account of the Executive’s continued employment with the Company and its Affiliates (A) outstanding options to purchase Company stock granted to the Executive under the Equity Plan shall become exercisable, in whole or in part, for the shares that remain subject to the option, as of the date the Executive’s employment terminates and shall remain exercisable until the expiration date of the option (as if the Executive’s employment did not terminate), (B) outstanding stock awards, i.e., shares of restricted stock granted to the Executive under the Equity Plan, shall become vested and transferable as of the date the Executive’s employment terminates and (C) outstanding stock unit awards granted to the Executive under the Equity Plan shall be earned (for the maximum number of units that may be earned under the award) and settled in cash, Company stock or a combination thereof in accordance with their terms as of the date the Executive’s employment terminates or the date determined under Section 6 or;

(ii)            In the case of awards that are earned, become vested or become exercisable upon the achievement of performance goals, objectives or measures (A) outstanding options to purchase Company stock granted to the Executive under the Equity Plan shall remain outstanding until the end of the performance measurement period or periods and shall become exercisable thereafter, in whole or in part, to the extent that the performance goals, objectives or measures are achieved and shall remain exercisable until the expiration date of the option (as if the Executive’s employment did not terminate), (B) outstanding stock awards, i.e., shares of restricted stock granted to the Executive under the Equity Plan, shall remain outstanding until the end of the performance measurement period or periods and shall become vested and transferable to the extent that the performance goals, objectives or measures are achieved, (C) dividends payable on stock awards described in the preceding clause (B) after the date the Executive’s employment terminates shall be retained by the Company and paid to the Executive to the extent that the underlying stock award becomes vested and transferable and (D) outstanding stock unit awards granted to the Executive under the Equity Plan shall remain outstanding until the end of the performance measurement period or periods and shall be earned to the extent that the performance goals, objectives or measures are achieved.

(b)            In the event of a Change in Control, (i) outstanding options to purchase Company stock granted to the Executive under the Equity Plan shall become exercisable, in whole or in part, for the shares that remain subject to the option, as of the date of the Change in Control and shall remain exercisable until the expiration date of the option (as if the Executive’s employment did not terminate), (ii) outstanding stock awards, i.e., shares of restricted stock granted to the Executive under the Equity Plan, shall become vested and transferable as of the date of the Change in Control and (iii) outstanding stock unit awards granted to the Executive under the Equity Plan shall be earned (for the maximum number of units that may be earned under the award) and settled in cash, Company stock or a combination thereof in accordance with their terms as of the date of the Change in Control or the date determined under Section 6.

                        2.04.    Health Benefits.  If the requirements of Section 2.01 are satisfied, the Company shall reimburse the Executive the amount that the Executive pays for continued medical, dental and vision coverage under the health plan of the Company or an Affiliate pursuant to Code section 4980B for the Executive and the Executive’s “qualified beneficiaries” (as defined in Code section 4980B).  The Company shall reimburse the Executive for the cost of such coverage until the earlier of (i) the date that the Executive or qualified beneficiary is no longer entitled to continued coverage under Code section 4980B or (ii) the end of the eighteenth month of such coverage.  The first reimbursement payment shall be made on the date that is six months after the date the Executive’s employment terminates (and shall include reimbursement for amounts paid by the Executive for such coverage after the Executive’s termination).  Thereafter, the Company’s reimbursement payments shall be paid to the Executive on the fifteenth day of the calendar month following the month in which the Executive paid the cost of such coverage.

2.05.    Other Benefits.  Except as specifically provided in this Section 2, the Executive’s right to receive benefits under other plans, programs and arrangements maintained by the Company or an Affiliate shall be governed by the terms of such other plans, programs and arrangements that are applicable to terminated participants.

2.06.            Release.  Notwithstanding any other provision of this Section 2, no Severance Benefits will be paid or provided to, or on behalf of, the Executive under Section 2.02, 2.03(a) or 2.04 unless Executive has signed a release and waiver of claims, acceptable to the Company in substantially the same form as set forth in Exhibit I (the “Release”), and the Release has become binding and irrevocable, no later than sixty (60) days after the Termination Date, which Release shall be provided to Executive by the Company no later than the Executive’s Termination Date.

2.07.    Forfeiture of Severance Benefits.  The Executive shall forfeit the right to receive the Severance Benefits (other than the benefits described in Section 2.05) if the Executive breaches any of the covenants set forth in Section 3.  If the Executive breaches any of the covenants set forth in Section 3, the Executive shall be liable to the Company for the repayment of any Severance Benefits (other than the benefits described in Section 2.05) previously paid to the Executive.

3.        Executive’s Covenants.  In consideration of the Company’s agreement to pay the benefits in accordance with Section 2 and in recognition of the services that the Executive provides to the Company and its Affiliates that are conducting, or intend to conduct, business in worldwide markets, the Executive agrees to the covenants set forth in this Section 3.

3.01.    Non-Competition Covenant.  During the Executive’s employment with the Company or an Affiliate and for a period of two (2) years following the date of the Executive’s Separation from Service (the “Restriction Period”), the Executive will not, either as a principal, agent, employee, employer, consultant, co-partner or otherwise, or in any other individual or representative capacity, directly or indirectly, render any services for a Competitor that are substantially similar to those the Executive rendered for the Company or an Affiliate.

3.02.    Non-Solicitation of Customers.  During the Restriction Period, the Executive will not, either as a principal, agent, employee, employer, consultant, co-partner or otherwise, or in any other individual or representative capacity, directly or indirectly, divert or solicit or attempt to divert or solicit, in whole or in part, any Customer with whom the Executive had Material Contact, or do business with any Customer with whom the Executive had Material Contact, for the purpose of providing products that are the same or substantially the same as, or in competition with, products provided by the Company or any Affiliate at the time of Executive’s Separation from Service.

                           3.03.    Non-Recruitment Covenant.  During the Executive’s employment with the Company or an Affiliate and for a period of one (1) year following the date of the Executive’s Separation from Service, the Executive will not, either as a principal, agent, employee, employer, consultant, co-partner or otherwise, or in any other individual or representative capacity, directly or indirectly offer employment to or hire any employee of the Company or any Affiliate who was employed by the Company or any Affiliate at the time of Executive’s Separation from Service or within six (6) months prior to such Separation from Service, or solicit, or cause to be solicited or recruited, any such employee of the Company or any Affiliate for the purpose of having such employee terminate his or her employment with the Company or any Affiliate.

3.04.    Executive’s Acknowledgements.  The Company conducts and intends to continue to conduct its business and the business of its Affiliates in worldwide markets, including but not limited to:  the United States, Canada, Brazil, Europe, China, India and other foreign countries, regions, and territories.  The Executive acknowledges that such global markets are highly competitive and that there are limited numbers of customers for the products of the Company and its Affiliates with whom developing relationships is difficult.  The Executive agrees that the employment restrictions set forth herein are fair and reasonable in time, function, customer base and geography and are no greater than necessary to protect the legitimate business interests of the Company and its Affiliates.

3.05.    Secrecy Agreement and Non-Compete Agreement.  The Executive has entered into, or no later than the Effective Date, will enter into, (a) the Employee Agreement Relating to Trade Secrets, Inventions, and Proprietary and Confidential Information with the Company (the “Secrecy Agreement”) and (b) the Employee Non-Compete Agreement with the Company, Tredegar Film Products Corporation, Bright View Technologies Corporation, Terphane, Incorporated and Terphane Limitada (the “Non-Compete Agreement”).  The Executive reaffirms the Executive’s obligations under the Secrecy Agreement and agrees to comply with the Secrecy Agreement (and any successor written agreement relating to such matters that the Executive may execute in the future).  The Executive reaffirms the Executive’s obligations under the Non-Compete Agreement and agrees to comply with the Non-Compete Agreement (and any successor written agreement relating to such matters that the Executive may execute in the future).

3.06.    Reporting Obligation.  The Executive agrees that during the Restriction Period the Executive will disclose to the Company any employment obtained by the Executive.  Such disclosure shall be made within two weeks of the Executive obtaining such employment.  The Company shall maintain the confidentiality of such disclosure until the date that the Executive’s new employment is in the public domain; provided, however, that the Executive expressly consents to and authorizes the Company to disclose to any of the Executive’s subsequent employers and prospective employers both the existence and terms of this Agreement, to take any steps the Company deems necessary to enforce this Agreement and to make such disclosures, if any, that are required by law.

3.07.    Company Remedies.  In the event that the Executive fails to abide by the employment and other restrictions herein, the Company shall have the right to:

(a)            forego payment to the Executive of any unpaid and unearned discretionary compensation and revoke any form of compensation that has not been definitively granted or earned;

(b)            seek legal remedies including, but not limited to, recovery from the Executive of damages, lost profits, amounts previously paid under Sections 2.02, 2.03 and 2.04 and reasonable attorneys’ fees incurred in the enforcement of the Executive’s promises herein provided, however, that to the extent the Company does not prevail on such actions, the Company shall reimburse Executive for all costs and reasonable attorneys’ fees incurred by Executive for defending herself in such actions; and/or;

(c)            obtain a temporary restraining order without further notice to the Executive and/or a preliminary injunction or other equitable relief to prevent such breach or threatened breach.

3.08.    No Waiver, etc.  The Company’s remedies for breach of this Agreement shall be cumulative, and the pursuit of one remedy shall not be deemed to exclude other remedies.  No delay or omission by the Company or the Executive in exercising any right, remedy or power hereunder existing in law or equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by either of the parties from time to time and as often as may be deemed expedient or necessary by each party in that party’s sole discretion.  The Executive further agrees that no breach of this Agreement or any other agreement by the Company other than the Company’s failure to satisfy its obligation under Section 2.02, shall constitute a defense to the Company’s enforcement of Sections 3.01, 3.02 and 3.03 of this Agreement in accordance with the terms set forth therein.

3.09.    Interpretation of Covenants.  It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent legally permissible.  Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the court may modify or sever such provision and such modification or deletion shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.  In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be constructed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.  The remaining provisions of this Agreement shall remain in full force and effect.

4.          Definitions.  As used in this Agreement, certain terms have the definitions set forth below.

4.01.    Affiliate.  “Affiliate” means any trade or business, whether or not incorporated, which together with the Company is treated as a single employer under Code section 414(b) or is deemed to be under common control under Code section 414(c).

4.02.    Base Salary.  “Base Salary” means the Executive’s annual rate of base salary as in effect on the date that the Executive’s employment with the Company and its Affiliates terminates; provided, however, that if the Executive resigns from the employment of the Company and its Affiliates for Good Reason and the basis for the resignation is, or includes, a material reduction in the Executive’s annual rate of base salary, then “Base Salary” means the Executive’s annual rate of base salary as in effect prior to such reduction.

4.03.    Board.  “Board” means the Board of Directors of the Company.

4.04.    Cause.  “Cause” means (i) the Executive’s willful conduct that is demonstrably and materially injurious to the Company or an Affiliate, monetarily or otherwise; (ii)  the Executive’s breach of a covenant set forth in Section 3; (iii) the Executive’s breach of the Executive’s fiduciary duties to the Company or an Affiliate that is demonstrably and materially injurious to the Company or an Affiliate, monetarily or otherwise; (iv) the Executive’s conviction of any crime (or entering a plea of guilty or nolo contendere to any crime) constituting a felony; (v) the Executive’s entering into an agreement or consent decree or being the subject of any regulatory order that in any of such cases prohibits the Executive from serving as an officer or director of a company that has publicly traded securities or (vi) willful and continuous nonperformance, lack of performance of or refusal to perform a reasonable order, policy or rule of the Board or the Company involving a material issue concerning the Company after written notice delivered to the Executive describing with specificity the elements of the nonperformance, lack of performance or refusal to perform and the relevant order, policy or rule, and the failure of the Executive to have cured such nonperformance, lack of performance or refusal to perform within thirty (30) days following receipt of such written notice.  A termination of the Executive shall not be for “Cause” unless the decision to terminate the Executive is set forth in a resolution of the Board to that effect and which specifies the particulars thereof and that is approved by a majority of the members of the Board (exclusive of the Executive if the Executive is a member of the Board) adopted at a meeting called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board).  No act or failure to act by the Executive will be deemed “willful” if it was done or omitted to be done by the Executive in good faith or with a reasonable belief on the part of the Executive that the action or omission was in the best interest of the Company or an Affiliate.  Any act or failure to act by the Executive based upon authority given pursuant to a resolution duly adopted by the Board or based on the advice of counsel to the Company shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interest of the Company and its Affiliates.

4.05.     Change in Control.  “Change in Control” means the occurrence of any of the following events:

(a)            Any Person or group (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act) (other than a Person who is not an Acquiring Person), at any time becomes the Beneficial Owner of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"), other than (i) through an acquisition of Voting Securities directly from the Company, (ii) as a result of the Company's repurchase of Voting Securities if, thereafter, such Beneficial Owner purchases no additional Voting Securities, or (iii) pursuant to a Business Combination (as defined below) that does not constitute a Change in Control pursuant to subparagraph (c) below.

(b)            Continuing Directors cease to constitute a majority of the members of the Board other than pursuant to a Business Combination that does not constitute a Change in Control pursuant to subparagraph (c) below;

(c)            Consummation of a reorganization, merger, share exchange or consolidation (a "Business Combination"), in each case, unless immediately following such Business Combination, (i) all or substantially all of the Persons who were the Beneficial Owners, respectively, of the Company’s common stock and Voting Securities outstanding immediately prior to such Business Combination Beneficially Own more than 80% of, respectively, the then outstanding shares of the common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company common stock and Voting Securities, as the case may be, (ii) no Person (other than a Person who is not an Acquiring Person) Beneficially Owns 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination are Continuing Directors; or

(d)            The Company (i) effects a complete liquidation or dissolution of the Company or (ii) completes a sale or other disposition of all or substantially all of the assets of the Company to an entity, unless immediately following such sale or other disposition, (x) more than 80% of, respectively, the then outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity is then Beneficially Owned by all or substantially all of the Persons who were the Beneficial Owners, respectively, of the Company common stock and Voting Securities outstanding immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of such Common Stock and Voting Securities, as the case may be, (y) less than 20% of, respectively, the then outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity is then Beneficially Owned by any Person (other than any Person who is not an Acquiring Person), and (z) at least a majority of the members of the board of directors (or other managing body) of such entity are Continuing Directors immediately following such sale or disposition.

For purposes of the definition of Change of Control, (i) the terms Acquiring Person, Affiliate, Associate, Beneficial Owner, Company and Person shall have the same definitions given them in the Second Amended and Restated Rights Agreement between Tredegar Corporation and Computershare Trust Company, N.A., as Rights Agent, dated as of November 18, 2013, which definitions are incorporated by reference herein, and (ii) “Continuing Director” shall mean any member of the Board of Directors of the Company, while a member of the Board, who is not an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and (x) who is a member of the Board on the date of this Agreement or (y) whose subsequent nomination for election or election to the Board was recommended or approved by a majority of the Continuing Directors serving at the time of such nomination or election.

4.06.    Code.  “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to a particular section of the Code includes any successor provision to that particular Code section.

4.07.    Competitor.  “Competitor” means any person, firm, business or other organization or entity that designs, develops, produces, offers for sale or sells products that are in competition with the products of the Company or an Affiliate as designed, developed, produced, offered for sale or sold by the Company or an Affiliate at the time of Executive’s Separation from Service.

4.08.    Control Change Date.  “Control Change Date” means the date on which a Change in Control occurs.  If a Change in Control occurs on account of a series of transactions or events, the Control Change Date is the date of the last of such transactions or events.

4.09.    Customer.  “Customer” means any person or entity to whom or which the Company or an Affiliate provided services or sold products within the two year period preceding the date of reference.

4.10.    Good Reason.  “Good Reason” means, without the express written consent of the Executive (i) a change in the Executive’s position with the Company or an Affiliate which results in a material diminution of the Executive’s authority, duties or responsibilities; (ii) a material reduction by the Company or an Affiliate in the annual rate of the Executive’s base salary, Target Bonus or value of long-term incentive; (iii) a change in the location of the Executive’s principal office to a different place that is more than fifty (50) miles from the Executive’s principal office immediately prior to such change; (iv) the Company’s material breach of this Agreement; or (v) the Company’s notice of non-renewal of this Agreement, in accordance with Section 1, provided that the Executive resigns for Good Reason within a one hundred twenty (120) day period following notice of non-renewal or by the Renewal Date, if later.  A reduction in the Executive’s annual rate of base salary, Target Bonus or value of long-term incentive shall be material if in the case of base salary, the annual rate of base salary on any date is less than ninety percent (90%) of the Executive’s highest annual rate of base salary as in effect on any date in the preceding thirty-six (36) months; in the case of the Target Bonus, the percentage of annual rate of base salary set as the Target Bonus for the Executive is less than ninety percent (90%) of the highest percentage set as the Target Bonus for the Executive within the preceding thirty-six (36) months; and in the case of the value of the long-term incentive, the present value of the long-term incentive on the date of grant is less than ninety percent (90%) of the highest present value (as of the original date of grant) of the aggregate of long-term incentives granted to the Executive in a calendar year within the preceding thirty-six (36) months; provided, however, that a reduction in the Executive’s long-term incentives shall be disregarded to the extent that the reduction is applied similarly to the Company’s executive group who have historically participated in such awards.  Notwithstanding the two preceding sentences, Executive’s termination of employment for Cause, disability or retirement, shall not constitute Good Reason and items (i) through (v) above shall be the sole basis for a termination by the Executive for Good Reason.  A resignation by the Executive shall not be with “Good Reason” unless the Executive gives the Company written notice specifying the event or condition that the Executive asserts constitutes Good Reason, the notice is given no more than ninety (90) days after the occurrence of the event or initial existence of the condition that the Executive asserts constitutes Good Reason and the Company has failed to remedy or cure the event or condition during the thirty (30) day period after such written notice is given to the Company.

4.11.    Material Contact.  “Material Contact” means (i) any personal or direct contact the Executive had with any Customer, (ii) the Executive’s supervision of others who had direct or personal contact with any Customer or (iii) the supervision, by a person subject to the Executive’s supervision, of others who had personal contact with any Customer, in each case for the purpose of selling or offering for sale any product or service.

4.12.    Net After Tax Receipt.  “Net After Tax Receipt” means the Present Value of the total Parachute Payments or the Reduced Amount, as applicable, net of all taxes imposed on the Executive with respect thereto under Code sections 1 and 4999, determined by applying the highest marginal rate under Code section 1 which applied to the Executive’s taxable income for the immediately preceding taxable year.

4.13.    Parachute Payment.  “Parachute Payment” means a payment (under this Agreement or any other plan, agreement or arrangement) that is described in Code section 280G(b)(2), determined in accordance with Code section 280G and the regulations thereunder.

4.14.    Present Value.  “Present Value” means the value determined in accordance with Code section 280G(d)(4) and the regulations thereunder.

4.15.    Reduced Amount.  “Reduced Amount” means the largest amount of Parachute Payments that is less than the total Parachute Payments and that may be paid to the Executive without subjecting the Executive to tax under Code section 4999.

4.16.    Separation from Service.  “Separation from Service” means the termination of the Executive’s employment with the Company and its Affiliates, determined in a manner consistent with the requirements of Treasury Regulation section 1.409A-1(b).  In accordance with, and subject to, the requirements of Treasury Regulation section 1.409A-1(b), the Executive will experience a Separation from Service when the facts and circumstances indicate that the Executive and the Company reasonably anticipate that either (i) no further services will be performed by the Executive for the Company or an Affiliate after such date (whether as an employee or independent contractor) or (ii) the bona fide services to be performed by the Executive (whether as an employee or independent contractor) after such date would permanently decrease to no more than twenty percent (20%) of the average level of such services provided by the Executive over the thirty-six (36) month period immediately preceding such date.  If the Executive provides services to the Company or an Affiliate both as an employee and a member of the Board or a member of the board of directors of an Affiliate, the services that the Executive provides as a director shall not be taken into account in determining whether the Executive has experienced a Separation from Service to the extent provided in Treasury Regulation section 1.409A-1(h).

4.17.    Specified Employee.  “Specified Employee” means a “specified employee” as defined in Treasury Regulation section 1.409A-1(i).  Whether the Executive is a Specified Employee shall be determined using December 31 as the “specified employee identification date” under Treasury Regulation section 1.409A-1(i) and a “specified employee effective date” of the April 1 following the applicable “specified employee identification date.”

4.18.    Target Bonus.  “Target Bonus” means the target annual bonus established for the Executive for the calendar year that includes the date on which the Executive’s employment with the Company and its Affiliates terminates.  If the target annual bonus has not been established for the Executive on the date that such employment terminates, the “Target Bonus” shall be the target annual bonus established for the Executive for the preceding calendar year.

4.19.    Trade Secrets.  “Trade Secrets” means any information of the Company or an Affiliate relating to an existing or documented future invention, service, technology, concept, design, pattern, process, compound, formula, program, device, tool, compilation or information, method or technique, including information relating to any research, development, manufacture, purchasing, engineering, know-how, business plan, sales or market method, method of doing business, customers, raw materials, customer usages or requirements, or supplier information, which is owned or licensed by the Company or an Affiliate or held in confidence by the Company or an Affiliate and that is not generally known to the public or to Competitors.

 5.           Code Section 280G.  Notwithstanding any other provision of this Agreement, if it is determined that benefits or payments payable under this Agreement, taking into account other benefits or payments provided under other plans, agreements or arrangements, constitute Parachute Payments that would subject the Executive to tax under Code section 4999, it must be determined whether the Executive will receive the total Parachute Payments or the Reduced Amount.  The Executive will receive the Reduced Amount if the Reduced Amount results in equal or greater Net After Tax Receipts than the Net After Tax Receipts that would result from the Executive receiving the total Parachute Payments.

If it is determined that the total Parachute Payments should be reduced to the Reduced Amount, the Company must promptly notify the Executive of that determination, including a copy of the detailed calculations by an accounting firm or other professional organization qualified to make the calculation that was selected by the Company and acceptable to the Executive (the “Accounting Firm”).  The Company shall pay the fees and expenses of the Accounting Firm.  All determinations made by the Accounting Firm under this Section 5 are binding upon the Company and the Executive.

It is the intention of the Company and the Executive to reduce the Parachute Payments under this Agreement and any other plan, agreement or arrangement only if the aggregate Net After Tax Receipts to the Executive would thereby be increased.  As a result of the uncertainty in the application of Code section 4999 at the time of the initial determination by the Accounting Firm, however, it is possible that amounts will have been paid or distributed to or for the benefit of the Executive which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will not have been paid or distributed to or for the benefit of the Executive should have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount.  If the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment must be treated (if permitted by applicable law) for all purposes as a loan ab initio for which the Executive must repay the Company together with interest at the applicable federal rate under Code section 7872(f)(2); provided, however, that no such loan may be deemed to have been made and no amount shall be payable by the Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Code section 4999 or generate a refund of such taxes.  If the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the Accounting Firm must promptly notify the Company of the amount of the Underpayment and such amount, together with interest at the applicable federal rate under Code section 7872(f)(2) must be paid to the Executive.

If it is determined that the total Parachute Payments should be reduced to the Reduced Amount, then the reduction shall first apply to Parachute Payments that are not subject to Code section 409A (and by first reducing such payments that are not payable in cash and then by reducing cash payments) and thereafter, if necessary, by reducing Parachute Payments that are subject to Code section 409A (and by first reducing such payments that are not payable in cash and then by reducing cash payments).

6.             Code Section 409A.  This Agreement and the amounts payable and other benefits provided under this Agreement are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12).  This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A.  If any provision of this Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Board and without requiring the Executive’s consent, in such manner as the Board determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A; provided, however, that in exercising its discretion under this Section 6, the Board shall modify this Agreement in the least restrictive manner necessary.  Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A.

With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following limitations:  (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made as specified in this Agreement and in no event later than the end of the year after the year in which such expense was incurred and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.

If a payment obligation under this Agreement arises on account of the Executive’s termination of employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12)), it shall be payable only after the Executive’s Separation from Service; provided, however, that if the Executive is a Specified Employee, any payment that is scheduled to be paid within six months after such Separation from Service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Executive’s Separation from Service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Executive’s estate following the Executive’s death.

7.            No Employment Rights.  Nothing in this Agreement confers on the Executive any right to continuance of employment or service by the Company or an Affiliate.  Nothing in this Agreement interferes with the right of the Company or an Affiliate to terminate the Executive’s employment or service at any time for any reason, with or without Cause, subject to the requirements of this Agreement.  Nothing in this Agreement restricts the right of the Executive to terminate the Executive’s employment with the Company and its Affiliates at any time, for any reason, with or without Good Reason.  If the Executive is elected or appointed to the Board, the Executive agrees that the Executive will promptly resign from membership on the Board if at any time the Board adopts a resolution that requests the Executive’s resignation from the Board.

8.            Governing Law; Venue.  The laws of the Commonwealth of Virginia shall govern all matters arising out of or relating to this Agreement including, without limitation, its validity, interpretation, construction and performance but without giving effect to the conflict of laws principles that may require the application of the laws of another jurisdiction.  Any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement may bring the legal action or proceeding in the United States District Court for the Eastern District of Virginia or in any court of the Commonwealth of Virginia sitting in the City of Richmond, Virginia.  Each party waives, to the fullest extent permitted by law (i) any objection it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in a court described in the preceding sentence and (ii) any claim that any legal action or proceeding brought in any such court has been brought in an inconvenient forum.

9.            Binding Agreement.  This Agreement shall be binding on and inure to the benefit of, and be enforceable by or against the Company and its successors and the Executive (and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees).  If the Executive dies while any amount remains payable to the Executive under this Agreement, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s devises, legatee or other designee, of if there is none, to the Executive’s estate.

10.           No Assignment.  Except as required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law and any attempt to effect any such action shall be null, void and no effect.

11.           Entire Agreement.  This Agreement expresses the whole and entire agreement between the parties with reference to the payment of the Severance Benefits and, except for the Secrecy Agreement and the Non-Compete Agreement, supersedes and replaces any prior agreement, understanding or arrangement (whether oral or written) by or between the Company or an Affiliate and the Executive with respect to the Severance Benefits and the Executive’s covenants (other than the Secrecy Agreement and the Non-Compete Agreement).  For purposes of clarity, this Agreement is in addition to the Secrecy Agreement and the Non-Compete Agreement (and any successor written agreement to either or both of the Secrecy Agreement and the Non-Compete Agreement relating to such matters that the Executive may execute in the future).

12.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together constitute on and the same instrument.

13.           Modification of Agreement.  No waiver or modification of this Agreement shall be valid unless in writing and duly executed by the party to be charged therewith.  No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration or litigation between the parties unless such waiver or modification is in writing, duly authorized and executed.

14.           Legal Fees.  The Company shall pay or reimburse Executive for any reasonable attorneys’ fees and expenses incurred in enforcing or protecting the Executive’s rights under this Agreement provided the Executive is the substantially prevailing party.  The Executive shall be responsible for reimbursing the Company for all reasonable attorneys’ fees and expenses incurred by the Company enforcing or protecting its rights under this Agreement provided the Company is the substantially prevailing party.

15.           Notices.  All notices, requests and other communications to any party under this Agreement shall be in writing and shall be given to such party at its address set forth below or such other address as such party may hereafter specify for the purpose of notice to the other party:

If to the Company:	Tredegar Corporation
Attn: Corporate Director of Human Resources
1100 Boulders Parkway
Richmond, VA 23235

If to the Executive:	Ms. Mary Jane Hellyar
________________________
________________________, or such other address as Executive may provide to the Company, and which Company has on file as Executive’s mailing address, from time to time.

Each notice, request or other communication shall be effective (i) if given by mail, seventy-two hours after such communication is deposited in the mails with first class postage prepaid and addressed as set forth above or (ii) if given by other means, when delivered at the address prescribed by this Section 15.

IN WITNESS WHEREOF, the parties have executed this Agreement.

TREDEGAR CORPORATION

___________________________________________

Date: ______________________________________

MARY JANE HELLYAR

___________________________________________

Date: _______________________________________